Exhibit 10.10

TRICO MARINE SERVICES, INC.

Board and Committee Compensation

	All Directors Except Chairman	Chairman of the Board	Chairman of Audit	Chairman of Nominating & Corporate Governance	Chairman of Compensation
Fees:	$25,000 per year payable quarterly in advance (4 installments of $6,250 each)	$20,000 per month payable monthly in advance	$20,000 per year payable quarterly in advance (4 installments of $5,000 each)	$5,000 per year payable quarterly in advance (4 installments of $1,250 each)	$5,000 per year payable quarterly in advance (4 installments of $1,250 each)

Meeting fees: $1,500 per meeting, including committee meetings and telephonic attendance

Initial Share Grant: 5,000 restricted shares for initial grant on Effective Date of bankruptcy exit

Annual Share/Option Grant: to be determined from time to time by the Board of Directors for award, concurrent with the annual shareholder’s meeting, for the Chairman of the Board and the other non-management directors

International Travel: international travel to and from board and committee meetings (for committee members) occurring on or about the same dates will be compensated as a single additional meeting